Exhibit 3.1

Exhibit 3.1

Prescribed by:
The Ohio Secretary of State
Central Ohio: (614) 466-3910
Toll Free: 1-877-SOS-FILE (1-877-767-3453)

www.sos.state.oh.us
e-mail: busserv@sos.state.oh.us

Expedite this Form: (Select One)	
Mail Form to one of the Following:	
(●) Yes	PO Box 1390 Columbus, OH 43216 *** Requires an additional fee of $100 ***
( ) No	PO Box 1329 Columbus, OH 43216

Certificate of Amendment by Shareholders or Members

(Domestic)

Filing Fee $50.00

(CHECK ONLY ONE (1) BOX)

(1) Domestic for Profit	PLEASE READ INSTRUCTIONS	(2) Domestic Nonprofit	
☐ Amended (122-AMAP)	☑ Amendment (125-AMDS)	☐ Amended (126-AMAN)	☐ Amendment (128-AMD)

Complete the general information in this section for the box checked above.

Name of Corporation: FirstMerit Corporation

Charter Number: 306933

Name of Officer: Judith A. Steiner

Title: Secretary

☑ Please check if additional provisions attached.

The above named Ohio corporation, does hereby certify that:

☑ A meeting of the ☑ shareholders ☐ directors *(nonprofit only)*

☐ members was duly called and held on January 5, 2009 (Date)

at which meeting a quorum was present in person or by proxy, based upon the quorum present, an affirmative vote was cast which entitled them to exercise 78.93 % as the voting power of the corporation.

☐ In a writing signed by all of the ☐ shareholders ☐ directors *(nonprofit amended articles only)*
☐ members who would be entitled to the notice of a meeting or such other proportion not less than a majority as the articles of regulations or bylaws permit.

Clause applies if amended box is checked.

Resolved, that the following amended articles of incorporations be and the same are hereby adopted to supercede and take the place of the existing articles of incorporation and all amendments thereto.

541 Last Revised: May 2002

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All of the following information must be completed if an amended box is checked. If an amendment box is checked, complete the areas that apply. FIRST: The name of the corporation is: SECOND: The place in the State of Ohio where its principal office is located is in the City of: (city, village or township) (county) THIRD: The purposes of the corporation are as follows: FOURTH: The number of shares which the corporation is authorized to have outstanding is: 307,000,000 (see attached) (Does not apply to box (2)) REQUIRED January 5, 2009 Must be authenticated (signed) by an authorized Authorized Representative Date representative (See Instructions) /s/ Judith A. Steiner, Secretary (Print Name) Authorized Representative Date (Print Name)

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ATTACHMENT
TO
CERTIFICATE OF AMENDMENT BY SHAREHOLDERS
TO THE
SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
FIRSTMERIT CORPORATION
The following Article FOURTH supersedes and take the place of Article FOURTH, in its entirety, as set forth in the Second Amended and Restated Articles of Incorporation of the Corporation immediately prior to the filing of this Certificate of Amendment:
     FOURTH:
     Part A. Classes of Stock
     The maximum number of shares which the Corporation is authorized to issue and to have outstanding at any time shall be Three Hundred and Seven Million, which shall be classified as follows:
     (a) Three Hundred Million (300,000,000) of said shares shall be Common Stock, without par value; and
     (b) Seven Million (7,000,000) of said shares shall be Series Preferred Stock without par value (no par value Preferred Stock).
     Part B. Express Terms of No Par Value Preferred Stock
     The express terms and provisions of the no par value Preferred Stock shall be as follows:
     Section 1. Designation. All shares of no par value Preferred Stock shall be of equal rank and shall be identical except in respect to the particulars as may be fixed and determined by the Board of Directors as hereinafter provided, and each share of each series shall be identical in all respects with all other shares of such series, except as to the date from which dividends are cumulative.
     The Board of Directors is hereby authorized in respect of any unissued shares of no par value Preferred Stock to fix or change:
     (a) The division of such shares into series, the designation of each series (which may be by distinguishing number, letter or title) and the authorized number of shares in each series, which number may be increased (except where otherwise provided by the Board of Directors in creating the series) or decreased (but not below the number of shares thereof outstanding) by like action of the Board of Directors;

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     (b) The annual dividend rates of each series;
     (c) The dates at which dividends, if declared, shall be payable;
     (d) The redemption rights and price or prices, if any, for shares of the series;
     (e) The terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
     (f) The amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation;
     (g) Whether the shares of the series shall be convertible into Common Stock and, if so, the conversion price or prices and the adjustments thereof, if any, and all other terms and conditions upon which such conversion may be made; and
     (h) Restrictions on the issuance of shares of the same series or of any other class or series.
     (i) The voting rights attributable to each issued series of Preferred Stock, if any, subject to the limitations set forth in Section 5.
     (j) The right to elect up to two (2) additional directors, and the terms and conditions upon which such rights vest.
     Section 2. Dividends and Distributions. The holders of the no par value Preferred Stock of each series shall be entitled to receive out of any funds legally available for no par value Preferred Stock as and when declared by the Board of Directors, dividends in cash at the rate for such series fixed by the Board of Directors in the manner set forth in Section 1 hereof and no more, payable quarterly on the dates fixed for such series. Such dividends shall be cumulative, in the case of shares of each particular series, from and after the date of issuance thereof. No dividends may be paid or declared or set apart for any of the no par value Preferred Stock for any quarterly dividend period unless at the same time a like proportionate dividend for the same quarterly dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid upon or declared or set apart for all no par value Preferred Stock, of all series then issued and outstanding and entitled to receive such dividend.
     Section 3. Certain Restrictions. In no event, so long as any no par value Preferred Stock shall be outstanding, shall any dividends, except a dividend payable in Common Stock, be paid or declared or any distribution be made, except as aforesaid, on the Common Stock, nor shall any Common Stock be purchased, retired or otherwise acquired by the corporation:
     (a) Unless all accrued and unpaid dividends on no par value Preferred Stock, including the full dividends for the current quarterly dividend period, shall have been declared and paid, or a sum sufficient for payment thereof set apart; and

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     (b) Unless there shall be no arrearages with respect to the redemption of no par value Preferred Stock of any series from any Sinking Fund provided for shares of such series by the Board of Directors in the manner set forth in Section 1 hereof.
     Section 4. Liquidation, Dissolution or Winding Up.
     (a) Subject to the provisions hereof, the holders of the no par value Preferred Stock of any series shall, in case of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, be entitled to receive in full out of the assets of the corporation, including its capital, before any amount shall be paid or distributed among the holders of the Common Stock the amounts fixed with respect to shares of such series in accordance with the decision of the Board of Directors in the manner set forth in Section 1 hereof plus an amount equal to all dividends accrued and unpaid thereon to the date of payment of the amounts due pursuant to such liquidation, dissolution or winding up of the affairs of the corporation.
     (b) The merger or consolidation of the corporation into or with any other corporation, or the merger of any other corporation into it, or the sale, lease or conveyance of all or substantially all the property of the corporation, shall not be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purpose of this Section 4.
     Section 5. Voting Rights. No series of no par Preferred Stock may be issued with voting rights in excess of one (1) vote per share. The aggregate of all additional directors that may be elected by all series of no par Preferred Stock may not exceed two (2).

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